Exhibit 99

ConocoPhillips Announces 2007 Reserve Replacement of 159 Percent

(Excluding the expropriation of the company’s Venezuelan oil projects)

HOUSTON--(BUSINESS WIRE)--ConocoPhillips (NYSE:COP) today announced 2007 preliminary net proved reserve additions of 1.338 billion barrels of oil equivalent (BOE), including equity affiliates. The company’s reserve replacement ratio was 159 percent, based on 842 million BOE of production. The amounts above exclude 16 million BOE of 2007 Venezuelan production and 1.089 billion BOE of reserves associated with the expropriation of the company’s Venezuelan oil projects. The reserve replacement ratio including the impact of the expropriation was 29 percent. ConocoPhillips’ total proved reserves at year-end 2007 were 10.6 billion BOE.

ConocoPhillips’ organic reserve replacement ratio, which excludes sales, acquisitions, and the Venezuela impacts noted above, was 122 percent. Sales of reserves during the year were related to producing assets sold as part of the company’s asset rationalization program. Acquisitions were mainly Canadian oil sands reserves associated with the upstream EnCana business venture.

Year-end proved reserves exclude 0.2 billion barrels associated with the company’s Canadian Syncrude operations. U.S. Securities and Exchange Commission (SEC) regulations define the company’s Syncrude operations as mining related; therefore, these operations are not reported as part of the company’s oil and gas proved reserves.

Total reserve additions, including revisions, improved recovery, purchases, and extensions and discoveries, were 1.433 billion BOE. Costs incurred, as defined by Statement of Financial Accounting Standards No. 69 (SFAS No. 69), are expected to be $16.292 billion. The company’s five-year average reserve replacement was 176 percent and its estimated five-year average finding and development cost per BOE was $10.11.

“In 2007, we advanced several key projects that positively impacted the company’s reserves, including projects in the U.S. Lower 48, Alaska, Qatar and the Asia Pacific region,” said John Lowe, executive vice president of Exploration and Production. “In addition, reserves improved as a result of our business venture with EnCana and our equity ownership in LUKOIL. We remain committed to sustaining our production and proved reserve base over the long-term, and we will strive to do so at a competitive finding and development cost.”

2007 Reserve Replacement Summary

Million BOE

	12/31/2006 Reserves	Production	Reserves Activity		12/31/2007 Reserves	Reserve Replacement
			Additions/ Dispositions	Expropriation
Organic		842	1,025			122%
Acquisitions			408
Dispositions			(95)
Excluding Expropriation		842	1,338			159%
Expropriation		16		(1,089)
Including Expropriation	11,168	858	1,338	(1,089)	10,559	29%

The company will provide additional details on its 2007 oil and gas reserves in its Annual Report on Form 10-K, expected to be filed with the SEC in late February.

ConocoPhillips is an international, integrated energy company with interests around the world. For more information, go to www.conocophillips.com.

EXPLANATION OF RATIOS

The reserve replacement ratio of 29 percent was calculated by dividing net proved reserve additions in 2007 of 249 million BOE (the sum of extensions and discoveries, improved recovery, revisions, purchases, and sales) by production, including that used for fuel gas, of 858 million BOE. The reserve replacement ratio of 159 percent excludes the impact of the expropriation of the company’s Venezuelan oil interests, by increasing net additions by 1,089 million BOE and decreasing production by 16 million BOE. The “organic” reserve replacement ratio of 122 percent further adjusts the ratio to exclude the impact of all sales and acquisitions, resulting in adjusted net additions of 1,025 million BOE and production of 842 million BOE. The five-year average reserve replacement ratio of 176 percent was calculated by dividing net proved reserve additions by production for the five years ending December 31, 2007. The five-year average finding and development cost per barrel of $10.11 was calculated by dividing costs incurred, as defined by SFAS No. 69, by net proved reserve additions for the five years ending December 31, 2007. All of the above information is based on preliminary data, and is subject to revision prior to the filing of our 2007 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, crude oil and natural gas prices; refining and marketing margins; potential failure to achieve, and potential delays in achieving expected reserves or production levels from existing and future oil and gas development projects due to operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas; unsuccessful exploratory drilling activities; lack of exploration success; potential disruption or unexpected technical difficulties in developing new products and manufacturing processes; potential failure of new products to achieve acceptance in the market; unexpected cost increases or technical difficulties in constructing or modifying company manufacturing or refining facilities; unexpected difficulties in manufacturing, transporting or refining synthetic crude oil; international monetary conditions and exchange controls; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; general domestic and international economic and political conditions, as well as changes in tax and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission (SEC). Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
ConocoPhillips
Becky Johnson, 281-293-6743 (media)
or
Gary Russell, 212-207-1996 (investors)